Exhibit 99.1
October 28, 2013
FluoroPharma Medical, Inc. Names GE Healthcare Veteran, Edward L. Lyons, Jr. to Newly Created Position of Vice President, Marketing

Broad Healthcare Industry and Global Experience Will Advance FluoroPharma's Nuclear Cardiology Strategy and Strengthens Goal for Commercialization in 2016

MONTCLAIR, NJ -- (Marketwired) -- 10/28/13 -- FluoroPharma Medical, Inc. (OTCQB:FPMI), a company specializing in the development of novel diagnostic imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of disease before clinical manifestation, announced today that Edward L. Lyons, GE Healthcare's Global Marketing Director, Nuclear Medicine, has been named to FluoroPharma's newly created position of Vice President, Marketing, effective today.

Mr. Lyons will be responsible for the global development and commercial strategy for FluoroPharma's nuclear cardiology portfolio and will report directly to FluoroPharma's Chairman and CEO, Thijs Spoor.

"We are delighted that Ed Lyons, a distinguished healthcare veteran with vast experience in nuclear cardiology across the health care continuum, from hospital to pharmaceuticals and diagnostics; and with the expertise to develop strategic and operational programs that drive growth, has joined our company at such a defining moment in our evolution. Today's announcement reflects the confidence we have in our vision to enable personalized medicine through precision diagnostics, the strength of our science and the promise of our portfolio. We created this position to manage our global strategies, advance our approach to launching, marketing and selling our products as well as strengthening our potential for strategic partnerships," said Mr. Spoor.

"I am excited to be a member of the FluoroPharma team and look forward to contributing to our success. My career has been devoted to diagnostic imaging, and PET is ideal for the early detection and diagnosis of diseases. I believe that the development of new molecular diagnostic imaging agents will extend the utility of PET, while helping to address the global economic challenges of healthcare delivery. FluoroPharma's diagnostics could provide better information for clinicians that will further enable doctors and patients to make more informed choices on treatment. I believe FluoroPharma's pipeline holds great promise, I am confident we have the tools to make the promise become the reality," said Mr. Lyons.

Prior to joining FluoroPharma, Mr. Lyons was with GE Healthcare where he held management positions of increasing responsibility, culminating in his appointment to Global Marketing Director, Nuclear Medicine, where he was responsible for the worldwide marketing of the general purpose, hybrid imaging and direct-conversion detector camera portfolios. During his tenure with GE Healthcare, Mr. Lyons successfully launched AdreView ™ and was responsible for the Cardiology commercial and development portfolios. In 2008, the business received the Frost and Sullivan Award for Radiopharmaceutical Marketing Excellence.

Before GE Healthcare, Mr. Lyons was with Bristol-Myers Squibb Medical Imaging, where he held positions in Medical Affairs Field Operations and Marketing. Prior to Bristol-Myers, Mr. Lyons was with DuPont Pharmaceuticals, where over the span of ten years he held positions in Nuclear Cardiology ranging from Sales and Marketing to Medical Affairs, where he was appointed to Director. Mr. Lyons began his career within the hospital environment, where he was Chief Technologist in Nuclear Medicine and Nuclear Cardiology at Philadelphia Heart Institute, and Temple University Hospital.

Throughout his career, Mr. Lyons has contributed to numerous publications and white papers, and has presented on a variety of medical imaging topics at prestigious industry conferences and meetings.

Mr. Lyons has a diverse educational background in Management Theory and Practice, Marketing Excellence, Strategic Planning and Six Sigma. He holds active board certifications from Temple University School of Nuclear Medicine Technology and Albert Einstein School of Radiologic Technology.

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The Company has licensed technology from the Massachusetts General Hospital in Boston.

The Company's goal is to enable personalized medicine through precision diagnostics that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

FluoroPharma's initial focus is the development of breakthrough positron emission tomography (PET) imaging agents and is advancing two products in clinical trials for assessment of acute and chronic forms of coronary artery disease. These first in class agents have been designed to rapidly target myocardial cells. Other products in development include agents for detection of inflamed atherosclerotic plaque in peripheral arteries, agents with the potential to image brain tissue affected by Alzheimer's disease and agents that could potentially be used for imaging specific cancers.

In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia, Finland, Portugal, Ireland and Mexico.

For more information on the Company, please visit: www.fluoropharma.com

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding FluoroPharma's research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in FluoroPharma's filings with the United States Securities and Exchange Commission. FluoroPharma undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Media:
Carol Perlman
FluoroPharma Medical, Inc.
cperlman@fluoropharma.com
Phone: 917-592-9260

Investor Relations:
Richard Moyer
Cameron Associates, Inc.
Richard@cameronassoc.com
Phone: 212-554-5466

Source: FluoroPharma Medical, Inc.